FORM 3


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person

                  Gundaker, Gordon A.
                  2458 Old Dorsett Road
                  Suite 300
                  Maryland Heights, Missouri 63043

2. Date of event Requiring Statement (Month/Day/Year)

                  July 24, 2001

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Issuer Name and Ticker or Trading Symbol

                  First Preferred Capital Trust        FBNKO
                  First Preferred Capital Trust II     FBNKN

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

     __X_ Director                                     ___ 10% Owner
     ____ Officer (give title below)                   ___ Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)



7. Individual or Joint/Group

                      X           Form filed by one reporting person
                    ------
                                  Form filed by more than one reporting person
                    ------

             Table I - Non-Derivative Securities Beneficially Owned

1. Title of Security                                                       N/A

2. Amount of Securities Beneficially Owned                                 N/A

3. Ownership Form: Direct (D) or Indirect (I)                              N/A

4. Nature of Indirect Beneficial Ownership                                 N/A

               Table II - Derivative Securities Beneficially Owned


1. Title of Derivative Security                                            N/A

2. Date Exercisable and Expiration Date (Month/Day/Year)                   N/A

3. Title and Amount of Securities Underlying Derivative                    N/A
     Security

4. Conversion or Exercise Price of Derivative Security                     N/A

5. Ownership Form of Derivative Security: Direct (D) or                    N/A

6. Nature of Indirect Beneficial Ownership                                 N/A

     Explanation of Responses:



/s/ Gordon A. Gundaker
-----------------------------
Signature of Reporting Person

Date:    August 1, 2001